Exhibit 99.1

Alpine 4 Technologies Ltd. (ALPP) today announced financial results for its fiscal year 2017 and its quarter ending December 31, 2017.  The company posted annual revenue of $10.09 million and fourth quarter revenue of $3.04 million, compared to annual revenue of $7.8 million and $1.77 million 4th quarter revenue for 2016.

Alpine 4's 2017 annual revenue grew by 28.37% over 2016 annual revenue and Q4 2017 quarterly revenue rose by 71% compared to Q4 2016 quarterly revenue.

Earnings by Subsidiary Breakdown:

Quality Circuit Assembly (QCA): QCA's electronics contract manufacturing sales accounted for 77 % of Alpine 4's annual revenue with $7.8 million in annual sales.  QCA posted an EBITDA profit of $451,000 and is expecting to go to net profit positive in the coming months.

ALTIA, LLC:  ALTIA generated $548,000 for the year and represented 5% of the Alpine 4's revenue.  ALTIA's connected car platform, 6th Sense Auto, represented the majority of that revenue.

Venture West Energy Services (VWES):  VWES rounded out the remaining 18% of revenue at $1.7 million.  VWES is forecasting to generate combined Q1 and Q2 revenues in excess of $2.8 million.

Kent B. Wilson, CEO of Alpine 4, had this to say: "Alpine 4 experienced two rough quarters in Q2 & Q3 due to the theft event that occurred at is subsidiary VWES.  However, 2017 also had many bright spots.  Our revenue growth of 28% is something that we are proud of. We also saw sales acceleration in Q4 2017 over the prior quarters which has already transpired into tangible momentum in 2018.  Additionally, Alpine 4's asset base grew by nearly 48% from $11.1 million to $15.9 million.  This revenue growth along with our increased asset base will allow for additional opportunities in 2018."

Alpine 4 is providing the following revenue guidance for its Q1 2018:

Anticipated revenue between $3.3 million and $3.6 million.

Forward-Looking Statements:

The information disclosed in this press release is made as of the date hereof and reflects Alpine 4's most current assessment of its historical financial performance and its future revenues. Actual financial results may differ from those contained herein. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors that the Company identifies from time to time in its filings with the SEC. Although Alpine 4 believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Alpine 4 disclaims any intention or obligation to update the forward-looking statements for subsequent events.